Exhibit 99.1

Heritage Reports Fourth Quarter 2020 Results

Clearwater, FL – March 3, 2021: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported fourth quarter 2020 financial results.

Fourth Quarter 2020 Highlights

•	Net income of $2.8 million, or $0.10 per diluted share.

•	Book value per share of $15.94, up 1.8% year-over-year.

•	Gross premiums written of $282.3 million, up 19.9% year-over-year.

•	Launched partnership with The Hartford to offer bundled home and auto policies.

•	Favorable prior year reserve development of $4.7 million.

•

Net current accident quarter weather losses of $38.9 million, up substantially from $15.3 million in the prior year quarter. Current accident quarter weather losses include $24.4 million of catastrophe losses and $14.5 million of other weather losses.

•	Total capital returned to shareholders of $1.7 million, reflecting $0.06 per share regular quarterly dividend.

•	Began writing homeowners insurance in Maryland, representing sixteenth active state.

Ernie Garateix, the Company’s CEO, said, “We were able to generate positive net income in the fourth quarter and full year and grow book value per share year-over-year despite experiencing unprecedented weather losses. I believe our solid organic growth platform and heightened focus on underwriting profitability position us well for 2021 and beyond.”

Quarterly Dividend

Heritage’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on April 6, 2021 to shareholders of record as of March 15, 2021.

COVID-19 Update

We continue to monitor the short- and long-term impacts of COVID-19 and through December 31, 2020, we saw virtually no impact to our business. As a residential property insurer, we view our business as relatively insulated from a short-term economic slowdown, as property owners and renters generally view our products as a necessity.

While we acknowledge uncertainties associated with future economic conditions, we do not expect a material impact to our business going forward. We will continue to monitor economic conditions and, in the case of a prolonged economic slowdown as a result of COVID-19, will take necessary actions to mitigate any negative impacts to our business, operations or financial results.

Results of Operations

The following table summarizes our results of operations for the three and twelve months ended December 31, 2020 and 2019 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change		2020	2019	Change
Revenue	$159,548	$138,502	15.2%		$593,385	$511,304	16.1%
Net income	$2,808	$12,818	(78.1)%		$9,326	$28,636	(67.4)%
Per share	$0.10	$0.44	(77.3)%		$0.33	$0.98	(66.3)%
Book value per share	$15.94	$15.66	1.8%		$15.94	$15.66	1.8%
Return on equity	2.5%	11.5%	(9.0	)pts	2.1%	6.6%	(4.5	)pts
Underwriting summary
Gross premiums written	$282,324	$235,446	19.9%		$1,080,100	$937,937	15.2%
Gross premiums earned	$265,353	$234,082	13.4%		$996,842	$924,247	7.9%
Ceded premiums earned	$(113,923)	$(103,005)	10.6%		$(452,120)	$(445,534)	1.5%
Net premiums earned	$151,430	$131,077	15.5%		$544,722	$478,713	13.8%
Ceded premium ratio	42.9%	44.0%	(1.1	)pts	45.4%	48.2%	(2.8	)pts
Ratios to Net Premiums Earned:
Loss ratio	70.4%	51.0%	19.4	pts	68.5%	57.1%	11.4	pts
Expense ratio	38.3%	38.3%	0.0	pts	38.5%	39.4%	(0.9	)pts
Combined ratio	108.7%	89.3%	19.4	pts	107.0%	96.5%	10.5	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned.    The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results Fourth quarter 2020 net income was $2.8 million, down from net income of $12.8 million in the prior year quarter. The decrease primarily stems from elevated weather losses, partly offset by a tax benefit in the current year quarter.

Gross premiums written were $282.3 million, up 19.9% year-over-year, including growth in all states and product lines. Growth was partly attributable to rate increases, particularly in Florida

Premiums-in-force were $1.1 billion in fourth quarter 2020, representing a 17.6% annualized growth rate from third quarter 2020. The sequential increase stems from the same items impacting gross premiums written.

Gross premiums earned were $265.4 million in fourth quarter 2020, up 13.4% from $234.1 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 42.9% in fourth quarter 2020, down 1.1 points from 44.0% in the prior year quarter. The decrease primarily stems from gross premiums earned growth that modestly outpaced ceded premium growth and from year-end true-ups that benefited the current year quarter.

The net loss ratio was 70.4% in fourth quarter 2020, up 19.4 points from 51.0% in the prior year quarter. The increase primarily stems from higher current accident year weather losses.

The net expense ratio was 38.3% in fourth quarter 2020, unchanged from the prior year quarter.

The net combined ratio was 108.7% in fourth quarter 2020, up 19.4 points from 89.3% in the prior year quarter. The increase stems from a higher net loss ratio, as described above.

Book Value Analysis

Book value per share increased to $15.94 at December 31, 2020, up 1.8% year-over-year.

	As Of
Book Value Per Share	December 31, 2020	December 31, 2019	December 31, 2018
Numerator:
Common stockholders’ equity	$442,344	$448,799	$425,333

Denominator:
Total Shares Outstanding	27,748,606	28,650,918	29,477,756

Book Value Per Common Share	$15.94	$15.66	$14.43

Conference Call Details:

Wednesday, March 3, 2020 – 9:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	December 31,
	2020	2019
ASSETS
Fixed maturities, available-for-sale, at fair value	$561,011	$587,256
Equity securities, at fair value	1,599	1,618
Other investments	26,409	6,375

Total investments	589,019	595,249
Cash and cash equivalents	440,956	268,351
Restricted cash	5,427	14,657
Accrued investment income	2,737	4,377
Premiums receivable, net	77,471	63,685
Reinsurance recoverable on paid and unpaid claims, net	355,037	428,903
Prepaid reinsurance premiums	245,818	224,102
Income taxes receivable	32,224	3,171
Deferred policy acquisition costs, net	89,265	77,211
Property and equipment, net	18,685	20,753
Intangibles, net	62,277	68,642
Goodwill	152,459	152,459
Other assets	18,004	18,110

Total Assets	$2,089,379	$1,939,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$659,341	$613,533
Unearned premiums	569,618	486,220
Reinsurance payable	161,918	156,351
Long-term debt, net	120,998	129,248
Deferred income tax, net	18,477	12,623
Advance premiums	18,268	16,504
Accrued compensation	9,325	5,347
Accounts payable and other liabilities	89,090	71,045

Total Liabilities	$1,647,035	$1,490,871

Commitments and contingencies
Stockholders’ Equity:
Common stock	3	3
Additional paid-in capital	331,867	329,568
Accumulated other comprehensive income, net of taxes	6,057	7,330
Treasury stock	(115,365)	(105,368)
Retained earnings	219,782	217,266

Total Stockholders’ Equity	442,344	448,799

Total Liabilities and Stockholders’ Equity	$2,089,379	$1,939,670

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
REVENUE:
Gross premiums written	$282,324	$235,446	$1,080,100	$937,937
Change in gross unearned premiums	(16,971)	(1,364)	(83,258)	(13,690)

Gross premiums earned	265,353	234,082	996,842	924,247
Ceded premiums	(113,923)	(103,005)	(452,120)	(445,534)

Net premiums earned	151,430	131,077	544,722	478,713
Net investment income	2,519	3,275	12,302	14,432
Net realized and unrealized gains	2,018	1,031	22,395	4,163
Other revenue	3,581	3,119	13,966	13,997

Total revenue	159,548	138,502	593,385	511,305
EXPENSES:
Losses and loss adjustment expenses	106,618	66,798	373,387	273,288
Policy acquisition costs	36,032	28,113	128,276	107,906
General and administrative expenses	21,954	22,079	81,537	80,544

Total expenses	164,604	116,990	583,200	461,738

Operating (loss) income	$(5,056)	$21,512	$10,185	$49,567
Interest expense, net	2,033	2,021	7,972	8,523
Other non-operating loss, net	0	0	0	48

(Loss) Income before taxes	$(7,089)	$19,491	$2,213	$40,996

(Benefit) Provision for income taxes	(9,897)	6,673	(7,113)	12,360

Net income	$2,808	$12,818	$9,326	$28,636

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	1,408	232	20,738	19,765
Reclassification adjustment for net realized investment gains	(2,018)	(2,025)	(22,395)	(1,734)
Income tax benefit (expense) related to items of other
comprehensive income	142	573	384	(4,174)

Total comprehensive income	$2,340	$11,598	$8,053	$42,493

Weighted average shares outstanding
Basic	27,748,606	28,871,197	27,978,519	29,213,910

Diluted	27,753,317	28,878,440	27,988,966	29,232,981

Earnings per share
Basic	$0.10	$0.44	$0.33	$0.98
Diluted	$0.10	$0.44	$0.33	$0.98

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company headquartered in Clearwater, Florida. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $1 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the impact of the COVID-19 pandemic on our business, results of operations and financial condition and our ability to navigate the uncertainty and mitigate the impact and (ii) our profitability position for 2021 and beyond given our solid organic growth platform and heightened focus on underwriting. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2020 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com